EXHIBIT 21

                          SUBSIDIARIES OF THE COMPANY

OutSource International of America, Inc., a Florida corporation
OutSource Franchising Inc., a Florida corporation
Capital Staffing Fund, Inc., a Florida corporation
Employees Insurance Services, Inc., a Florida corporation
Synadyne I, Inc., a Florida corporation
Synadyne II, Inc., a Florida corporation
Synadyne III, Inc., a Florida corporation
Synadyne IV, Inc., a Florida corporation
Synadyne V, Inc., a Florida corporation
OutSource of Nevada, Inc., a Nevada corporation
Staff All, Inc., a Florida corporation
Mass Staff, Inc., a Florida corporation
Employment Consultants, Inc., a Wisconsin corporation
X-tra Help, Inc., a California corporation
Co-Staff, Inc., a California corporation